Exhibit 99.2

Lpath Announces Reverse Split of Class A Common Stock

Required to Complete NASDAQ Listing

SAN DIEGO, October 4, 2012: Lpath, Inc. (OTCQB: LPTN), the industry leader in bioactive lipid-targeted therapeutics, announced a 1-for-7 reverse split of the company’s issued and outstanding Class A common stock and a corresponding decrease in the number of its authorized shares of Class A common stock. The reverse stock split will be effective as of 5:00 p.m. PDT on October 5, 2012.

“We have elected to effect a reverse stock split to help Lpath meet the listing requirements of the NASDAQ Capital Market,” said Scott Pancoast, president and chief executive officer of Lpath. “We believe that a NASDAQ listing and the reverse stock split can broaden our shareholder base and increase the appeal of our stock to institutional investors. Further, these actions should provide benefits to our shareholders by improving trading liquidity in the stock, thereby enhancing long-term shareholder value.”

Each shareholder’s percentage ownership interest in Lpath and the proportional voting power remains unchanged after the reverse stock split. In addition, the rights and privileges of the holders of our common stock are unaffected by the reverse stock split. This reverse stock split is pursuant to a Certificate of Change filed with the State of Nevada.

As of the effective date, every seven shares of issued and outstanding common stock will be converted into one share of common stock, with all fractional shares being rounded up to the nearest whole share. The reverse stock split will reduce the number of shares of issued and outstanding Class A common stock from approximately 73.7 million pre-split to approximately 10.5 million post-split. The number of authorized shares of Class A common stock will be reduced from 200.0 million to 28.6 million. Proportional adjustments will be made to Lpath’s warrants, stock options, and equity-compensation plans. The reverse stock split will have no effect on the company’s authorized shares of preferred stock.

The company’s common stock will trade under a new CUSIP number (548910306). The company’s ticker symbol will remain unchanged, although a “D” will be placed on the LPTN ticker symbol (LPTND) for 20 business days to alert the public about the reverse stock split.

It is not necessary for shareholders of the company to exchange their existing stock certificates for new stock certificates of the company in connection with the reverse stock split, although shareholders may do so if they wish. Please direct any questions you might have concerning the reverse stock split to your broker or the company’s transfer agent, Nevada Agency and Transfer Company, at (775) 322-0626.

About Lpath

San Diego-based Lpath, Inc., a therapeutic antibody company, is the category leader in lipid-targeted therapeutics, an emerging field of medicine that targets bioactive signaling lipids for treating a wide range of human disease. Lpath’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company has developed three drug candidates: iSONEP™ is currently in a Phase 2 trial for wet AMD; ASONEP™ will soon begin a Phase 2 trial in Renal Cell Carcinoma patients; and Lpathomab is a preclinical drug candidate that holds promise in pain, neurotrauma, and other diseases. Lpath entered into an agreement with Pfizer Inc. (NYSE: PFE) in 2010 that provides Pfizer an exclusive option for a worldwide license to develop and commercialize iSONEP. For more information, visit www.Lpath.com.

About Forward-Looking Statements

The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding: the Company’s ability to qualify to list its shares of Class A common stock on the NASDAQ Capital Market and the potential benefits and impact of the reverse stock split and a listing on the NASDAQ Capital Market. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the results of the Company’s pre-clinical testing and its clinical trials may not support either further clinical development or the commercialization of its drug candidates; the Company may not successfully complete additional clinical trials for its product candidates on a timely basis, or at all; none of the Company’s drug candidates have received regulatory approval at this time, and the Company may fail to obtain required governmental approvals for its drug candidates; the Company has a history of net losses and may never achieve or maintain profitability; the Company may not be successful in maintaining its commercial relationship with Pfizer Inc.; the Company may not be able to secure the funds necessary to support its preclinical- and clinical-development plans and the Company may not be successful in qualifying to list its shares of Class A common stock on the NASDAQ Capital Market. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Liolios Group, Inc. (949) 574-3860
President & CEO	Ron Both: ron@liolios.com
(858) 926-3200	Geoffrey Plank: geoffrey@liolios.com
spancoast@Lpath.com	LPTN@liolios.com